UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2008

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3800 Howard Hughes Parkway, Las Vegas, Nevada		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2008, Pinnacle Entertainment, Inc. (“Pinnacle”) and Allianz Global Risks US Insurance Company (“Allianz”) entered into a settlement agreement to settle Pinnacle’s lawsuit against Allianz in connection with the hurricane-related damage to Pinnacle’s former casino in Biloxi, Mississippi and its Boomtown New Orleans casino in Harvey, Louisiana (the “Settlement Agreement”). Allianz has agreed to pay Pinnacle an additional $48 million on or before June 8, 2008 in exchange for a full and final release of all claims and a dismissal with prejudice of Pinnacle’s lawsuit against Allianz. Allianz’s payment will come from its $50 million policy in the coverage layer between $100 million and $150 million of total coverage. Allianz had previously paid Pinnacle $5 million, which brings Allianz’s total payment on the claim to $53 million. The $3 million payment above Allianz’s $50 million policy limit represents an interest payment.

In February 2008, Pinnacle had reached a settlement with Arch Specialty Insurance Company (“Arch”), whereby Arch agreed to pay Pinnacle approximately $36.8 million, which amounts were received in March 2008. Pinnacle continues to pursue its claims against the remaining defendant insurance carrier for its respective share of Pinnacle’s total hurricane-related damage and consequential loss, which Pinnacle values at more than $297 million. The remaining carrier, RSUI Indemnity Company, provides $50 million of coverage pari passu with Arch for the $100 million layer between $150 million and $250 million of total coverage and is the sole carrier for the layer of coverage between $250 million and $400 million of total coverage.

As of May 12, 2008, Pinnacle has received payments or payment commitments totaling approximately $191.75 million from its insurers relative to these claims, including the settlement payment to be received from Allianz.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: May 12, 2008	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

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